Exhibit 99.1

FOR IMMEDIATE RELEASE

DUNHILL FRAGRANCE LICENSE TO EXPIRE

New York, New York, April 14, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its Dunhill fragrance license will expire on September 30, 2023 and will not be renewed.

During the balance of the license, Inter Parfums will continue to produce and sell Dunhill fragrances under the same business conditions as in the past. Once the license expires, Inter Parfums has the right to sell-off its remaining Dunhill fragrance inventory for a limited time as is common in our industry.

Jean Madar, Chairman & CEO of Inter Parfums noted, “I am very proud of the Dunhill fragrance business we built over the past decade. We took over the Dunhill fragrance license in April 2013 and, in the intervening years, brought to market several fragrance pillars for the brand, including the Icon and Signature collections. We intend to continue to support the Dunhill brand and our distributors during the transition period.”

He concluded, “Looking forward, we are focused on growing our larger brands, reinvigorating the fragrance businesses of our newly licensed brands, and expanding our brand portfolio.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com